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                                                                    EXHIBIT 99.2


           CMI AND PETITIONING CREDITORS FILE JOINT MOTION TO DISMISS
                        INVOLUNTARY BANKRUPTCY PETITION

Columbia, SC - June 22, 2001 - CMI Industries, Inc. announced today that the Company and the creditors which filed an involuntary bankruptcy petition against the Company on May 3, 2001, have filed a joint motion to dismiss the bankruptcy petition. The parties have agreed to use their best efforts to obtain the entry of a final order granting such relief on or before July 20.

In conjunction with the joint dismissal motion, the parties have also agreed to an interim order outlining the terms and conditions for the parties to continue working together to develop a cooperative approach to restructure the Company's debt structure outside of bankruptcy.

Said Joseph L. Gorga, President of the Company, "The Company continues to express its appreciation to all of its customers, vendors and associates for their continued support over the last few weeks. The Company, its petitioning bondholders and non-petitioning bondholders are committed to restructure the Company's capital structure outside of bankruptcy in a cooperative and time efficient manner. I believe the framework for achieving this goal is now in place. We continue to have access to significant borrowing capacity under our secured credit facility with Fleet Capital. The Company expects to continue operating in the ordinary course and today's announcement will enable the Company to aggressively move forward with its strategic initiatives to grow its Elastics Division."

         Said Daniel J. Arbess of Triton Partners (Restructuring) which is assisting the petitioning creditors, "The agreement creates the basis for an orderly restructuring of CMI's capital structure for the benefit of the creditors and other relevant stakeholders. We are now looking forward to moving ahead to achieve an acceptable restructuring as quickly as possible and without disruption of the Company's commercial operations."

CMI Industries, Inc., and its subsidiaries manufacture textile products that serve a variety of markets, including the home furnishings, woven apparel, elasticized knit apparel and industrial/medical markets. Headquartered in Columbia, South Carolina, the Company operates manufacturing facilities in Clarkesville, Georgia; Clinton, South Carolina; Greensboro, North Carolina; and Stuart, Virginia. The Company had net sales from continuing operations of $194.7 million in 2000.

This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity, the success of the Company's overall business strategy, the Company's relationships with its principal customers and suppliers, the demand for textile products, the cost and availability of raw materials and labor, the level of the Company's
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indebtedness and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, restrictions on the Company's business and operations imposed by the Company's lenders and the court processes, and the Company's ability to operate under current industry conditions.

         For further information, contact James A. Ovenden, Executive Vice President and Chief Financial Officer at 803-771-4434.